EXHIBIT 10.21

December 15, 1980
Amended January 12, 1981
Amended August 12, 1982
Amended November 28, 1988
Amended December 23, 1996
Amended May 27, 1997
 Amended October 1, 2013
     Amended February 6, 2017

THE YORK WATER COMPANY EMPLOYEES' STOCK PURCHASE PLAN

1.	PURPOSE OF THE PLAN

The purpose of the Employees' Stock Purchase Plan (the "Plan") is to provide an opportunity for eligible employees of The York Water Company (the "Company") to obtain an ownership interest in the Company through purchases of common stock by payroll deductions. It is the intention of the Company that the Plan qualify as an "Employee Stock Purchase Plan" under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code") and the Plan shall be administered in accordance with this intent. The Plan is effective as of its approval by the Board of Directors of the Company (the "Board") on September 30, 2013 (the "Effective Date"), subject to the approval of the shareholders of the Company within 12 months of the Effective Date.

Pursuant to the Plan, 350,000 shares of the Company's Common Stock, no par value, are reserved for issuance thereunder (subject to adjustment upon changes in capitalization of the Company as provided in Section 20 hereof).

2.	TERM OF THE PLAN

The operation of this Plan shall commence on the Effective Date and shall be automatically renewed from year to year unless terminated by action of the Board, provided that the Plan shall terminate automatically if it is not approved by shareholders within 12 months of the Effective Date. If less than five employees elect to participate or the participation drops to less than five employees, the Plan may be terminated.

3.	CUSTODIAN

The Company shall be the Custodian for the Plan, unless the Company shall in its discretion select a bank or other similar type institution or organization to be the Custodian. The duties of the Custodian shall be performed in a reasonable manner, but the Custodian shall not be personally responsible for any errors in judgment or performance which are not the result of willful misconduct or gross negligence.

4.	ADMINISTRATION OF THE PLAN

Except to the extent that responsibilities may be delegated to and assumed by a Custodian other than the Company, the Board of the Company shall appoint an administrator (the "Administrator") annually to oversee the Plan's operation. The Administrator's term shall be one year, to be renewed at the discretion of the Board. The Board may remove the Administrator during his or her term, if appropriate. The Board appointed the Human Resources Director to this position. The Administrator's address is:

Human Resources Director
The York Water Company
130 East Market Street
York, Pennsylvania 17401-1219
Phone: 717-845-3601

The Company's Human Resources Director shall receive no additional compensation for serving as Administrator of the Plan.

5.	ELIGIBILITY REQUIREMENTS

Any full-time employee who has been a full-time employee continuously for ninety days shall be eligible to participate in the Plan. An eligible employee may join the Plan at any time, provided that the employee has submitted to the Administrator of the Plan a properly completed and executed Stock Purchase and Payroll Deduction Agreement (the "Purchase Agreement").

Notwithstanding any provisions of the Plan to the contrary, no employee may participate in the Plan if such employee (or any other person whose stock would be attributed to such employee pursuant to Section 424(d) of the Code) owns capital stock of the Company and/or holds outstanding options to purchase such stock possessing five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of the Company or of any parent or subsidiary corporation.

All employees who participate in the Plan shall have the same rights and privileges under the Plan, except for differences that may be mandated by local law and that are consistent with Section 423(b)(5) of the Code.

6.	OFFERING PERIODS

The Plan shall be implemented by consecutive three month offering periods commencing on the first day of a calendar quarter and ending on the last day of a calendar quarter (an "Offering Period"), provided that the Board may, in its sole discretion, extend or shorten any Offering Period.

7.	STOCK PURCHASE AND PAYROLL DEDUCTION AGREEMENT

Each eligible employee wishing to purchase common stock of the Company pursuant to the Plan shall complete and execute a Purchase Agreement.

An eligible employee may specify as the dollar deduction from his or her gross compensation any dollar amount up to 10% of the periodic straight time earnings or gross salary during the Offering Period, such dollar amount to be deducted from each salary check as designated by the employee; provided, however, that each payroll deduction shall be a whole dollar amount, and further provided that the minimum amount that may be deducted is $2. Any employee participating in the Plan may increase or decrease the dollar amount to be deducted from his or her compensation at any time during an Offering Period by submitting a revised Purchase Agreement. Purchase Agreement forms may be obtained from the Administrator of the Plan.

8.	PAYROLL DEDUCTIONS

In accordance with each participating employee's Purchase Agreement, payroll deductions shall be made from each of the employee's paychecks commencing with the first pay during an Offering Period after submission of a Purchase Agreement to the Plan Administrator.

The Company shall remit the amounts deducted from the paychecks issued to an interest bearing savings account within 10 days after the pay date.

9.	ADDITIONAL CONTRIBUTIONS

An employee participating in the Plan may make an additional lump sum contribution, provided that the total contributions by payroll deduction and lump sum cannot exceed 10% of straight time earnings or gross salary for any annual period.

10.	STOCK PURCHASE ACCOUNTS

The Administrator shall establish and maintain a stock purchase account in the name of each participating employee. Each amount deducted from a participant's paycheck shall be credited to such participant's stock purchase account. The effective date of each credit to any participant's account shall be the date on which the participant is issued his or her paycheck from which the deduction is made, without regard to the date on which the check is actually received. Interest will be paid on any amounts in any stock purchase accounts at the then current rate paid by the institution holding the account. The interest will be prorated to each participant's account as of the first of each calendar quarter. At the end of each Offering Period that the Plan is in effect, the Company shall prepare and transmit to the Administrator the aggregate amount in each individual account. No fees, commissions or other charges shall be deducted from the participants' accounts.

11.	GRANT OF OPTION

On the last day of an Offering Period (the "Grant Date"), each employee participating in the Plan during such Offering Period shall be granted an option to purchase on the Exercise Date (as defined in Section 12), at the applicable Purchase Price (as defined in Section 13) a number of shares of Company common stock determined by dividing the amount credited to such participant's stock purchase account on such Grant Date by the applicable Purchase Price.

Notwithstanding the foregoing, (i) no option shall be granted to a participant that entitles the participant to purchase a number of shares of Company common stock that is greater than $25,000 divided by the closing price of a share of Company common stock on the Grant Date, and (ii) no participant may accrue the right to purchase Company common stock (under this Plan and any other employee stock purchase plan of the Company and any parent or subsidiary corporation) at a rate that exceeds $25,000 of the fair market value of such stock (determined as of the applicable Grant Date) during any calendar year.
12.	EXERCISE OF OPTION

The option granted to a participant pursuant to Section 11 above shall be exercised automatically on the Exercise Date. The Exercise Date shall be the sixteenth day of the month immediately following the Grant Date (provided that if such day is not a business day, the Exercise Date shall be the first business day immediately following such day). Immediately following the Exercise Date, the funds credited to a participant's stock purchase account will be used by the Administrator to purchase from the Company the stock subject to the option and each participant will have allocated to his or her account the number of shares of Company common stock purchased pursuant to the option. The participant's account will be debited for the price of said shares. Any monies left over in a participant's account after the Exercise Date due to the application of the limits set forth in Section 11 above shall be returned to the participant.

Shares which have been allocated to the account of a participating employee shall remain in the custody of the Company or its agent, as Custodian, unless otherwise directed as provided in Section 14.

All dividends and other distributions and all voting rights with respect to shares which have been allocated to the account of a participant but not yet distributed to the participant shall belong to and be vested in such participant, except that, at the written request of the participant, such dividends, distributions and voting rights may belong to and be vested in him or her jointly with another person or persons, or in the name or names of any other person or persons, jointly or severally.

13.	DETERMINATION OF PURCHASE PRICE

The Purchase Price will be ninety-five percent (95%) of the fair market value of a share of Company common stock on the Grant Date. Such fair market value will equal the mean between the high and the low prices for the Company's common shares as quoted on Nasdaq on such date. If such price is not available, the Purchase Price will be determined by the Board based on the latest available market quotations or on such other basis as the Board shall deem lawful and appropriate.

14.	DISTRIBUTION OF SHARES

Upon written request to the Administrator, a certificate for shares shall be issued and delivered to the employee as soon as practicable. Such shares shall be registered in the name of the participating employee except that, at the written request of the employee, they may be registered jointly in his or her name and the name of another person or persons or in the name or names of any other person or persons, jointly or severally. However, all shares allocated to the participating employee must be registered in one stock account only and may not be divided into more than one stock account.

15.	WITHDRAWAL FROM THE PLAN

Any participating employee who, for any reason, ceases to be a full-time employee of the Company shall be deemed to have withdrawn from the Plan on the date employment ceases. Upon a participant's ceasing to be an employee, the payroll deductions credited to such participant's account during the Offering Period but not yet used to exercise the option shall be returned to such participant or, in the case of his or her death, to such participant's beneficiaries, and any unexercised option held by such participant shall be automatically terminated.

In addition, any other participating employee may voluntarily withdraw from the Plan at any time by written termination of the Purchase Agreement. The participant will receive an option on the next Grant Date, as set forth above, relating to payroll deductions and unallocated interest until the time of withdrawal, and such option will be exercised on the next Exercise Date and any remaining amount in the participant's account shall be returned to such participant.

Upon withdrawal from the Plan, an employee, subject to any allocation of shares to his or her nominee or nominees (as referred to in Sections 11 and 14 hereof), shall be entitled to receive any shares held by the Company or its agent, as Custodian, which have been allocated or credited to the employee's account.

16.	EXPENSES

The charges of a Custodian other than the Company and all costs of maintaining records and executing transfers will be borne by the Company.

17.	STATEMENT OF ACCOUNT

As soon as practicable after the each Grant Date, the Company or its agent, as Custodian, shall distribute to each participating employee, a quarterly statement of his or her account. The statement shall set forth as of the last day of each Offering Period during the year (i) the total number of shares allocated to the participating employee's account which is in the custody of the Custodian; (ii) the amount in the account at the beginning of the quarter and the amount of participant contributions for the quarter; (iii) dividend and interest income allocated to said participant's account; (iv) the amount debited to the account for the purchase of shares, the number of shares purchased for the account for the quarter and the purchase price; and (v) all other pertinent data relating to such account.

18.	GOVERNMENT REGULATIONS

The Plan and the transactions with respect to the Company's common stock pursuant thereto are subject to all applicable rules and regulations of state and federal law as may from time to time be effective and to such approval of governmental agencies as may be required.

19.	TERMINATION OR AMENDMENT OF THE PLAN

The Company may terminate or amend the Plan effective as of the first day of any quarter provided that no such termination or amendment shall impair the rights of any participating employee under the Plan, or nominee or nominees of such employee, to receive any shares which have been allocated or credited to or for his or her account, and each such employee shall receive the amount of any payroll deductions and any prorated interest or dividends which should properly be credited to his or her account but which have not been applied to the purchase of shares. Upon termination of the Plan, in the event of any cash or shares remaining in the possession of the Custodian after satisfaction of all of the rights of participating employees, the same shall belong to the Company.

20.	CHANGES IN CAPITALIZATION

Subject to any required action by the stockholders of the Company, the number of shares reserved for issuance under the Plan, as well as the price per share and the number of shares of Company common stock covered by each option under the Plan which have not yet been exercised, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Company common stock resulting from a stock split, reverse stock split, stock dividend, extraordinary cash dividend, combination or reclassification of Company common stock, or any other increase or decrease in the number of shares of Company common stock effected without receipt of consideration by the Company. Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive.

21.	TRANSFERABILITY

Neither payroll deductions credited to a participant's account nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution) by the participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect

22.	MISCELLANEOUS

A participant shall not be deemed to be the holder of, or to have any of the rights of a holder with respect to, shares of Company common stock subject to an option unless and until the participant's shares of Company common stock acquired upon exercise of an option are recorded in the books of the Company (or its transfer agent).

The Plan does not constitute an employment contract. Nothing in the Plan or in the Offering shall in any way alter the at will nature of a participant's employment or be deemed to create in any way whatsoever any obligation on the part of any participant to continue in the employ of the Company, or on the part of the Company to continue the employment of a participant.

The provisions of the Plan shall be governed by the laws of the Commonwealth of Pennsylvania without resort to that state's conflicts of laws rules.

23.	TAX INFORMATION

In General: The Plan is intended to qualify as an "employee stock purchase plan" within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"), but is not intended to constitute a qualified pension, profit-sharing or stock bonus plan under Section 401(a) of the Code. The principal federal income tax consequences of the Plan under the Code as currently in effect are outlined below. It is advisable for participating employees to obtain competent professional advice regarding the precise tax consequences of participation in the Plan.
Taxation on Sale of Stock: A participating employee will not recognize income on the grant of the option or on the exercise of the option. A participant's taxation with respect to the shares purchased pursuant to the option will depend on how long the participant holds the shares. If the participant holds the shares of stock until the later of two years from the Grant Date or one year from the Exercise Date (or in the event of the participant's death), the participant will be required to recognize ordinary income upon disposition equal to the lesser of (i) the excess of the fair market value of the stock on the Grant Date over the Purchase Price and (ii) the excess of the fair market value of the stock on the date of disposition of the stock over the Purchase Price. Any additional gain or loss will be short-term or long-term capital gain or loss, as applicable.

If the participant does not hold the shares of stock for the holding period described above, the participant will be taxed upon disposition on the excess of the fair market value of a share of stock on the Exercise Date over the Purchase Price, at ordinary income rates, and the participant will be taxed on any additional realized gain at long-term or short-term capital gains rates, as applicable.

Earnings on Stock Purchase Account: The participating employee must report the amount of earnings credited to his or her stock purchase account as taxable income in the year in which that interest is accrued. The Company will report to each participant the amount of interest earned yearly on an IRS Form 1099, when required, and may require certain other information from each participant to insure that there need be no federal income tax withholding on the interest earned.

The York Water Company Employees' Stock Purchase Plan
Stock Purchase and Payroll Deduction Agreement

1.	Payroll Deduction and Purchase of Stock.

I authorize The York Water Company to change my withheld contribution for my plan account as follows:

     From: $__________Weekly Amount  To: $__________Weekly Amount

Each such dollar amount shall be deducted from my paycheck; provided, however, that each payroll deduction shall be a whole dollar amount, and further provided that the minimum amount that may be deducted is $2.00 and the maximum amount is less than or equal to 10% of my regular straight time gross salary, subject to the limits set forth in the Plan. Such payroll deductions shall continue to be made until I execute a revised Purchase Agreement, I withdraw from the Plan or the Plan terminates. Each payroll deduction shall be credited to my stock purchase account and shall be used to purchase common stock from The York Water Company pursuant to the The York Water Company Employees' Stock Purchase Plan.
2.	Ownership of Stock.

All dividends and other distributions and all voting rights with respect to shares which have been allocated to my account but not yet distributed to me or to my nominee or nominees shall belong to and be vested in me or my nominee or nominees, and upon distribution such shares shall be registered accordingly. At my written request, such dividends, distributions and voting rights may belong to and be vested in me jointly with another person or persons or in the name or names of any other person or persons, jointly or severally, and such shares shall then be registered accordingly.
3.	Rights Under The Plan.

I acknowledge receipt of a copy of the Description relating to the Plan October 1, 2013. The rights under this Purchase Agreement shall be governed by The York Water Company Employees' Stock Purchase Plan as set forth in full in the Description.
4.	Original Designation.

I hereby designate the following as the name / names in which all shares due me under the provisions of this Plan shall be registered, and such designation shall remain in full force and effect until changed by me in writing (only one such designation may be made):

(Exact name/names)
Social Security Number
Address

Effective Date

By
Employee's Signature	Date		Administrator	Date